[DUSA LETTERHEAD]
                                                                    EXHIBIT 99.1

DUSA PHARMACEUTICALS, INC.(R)
FOR RELEASE AT 6:30 A.M.

                           DUSA PHARMACEUTICALS CLOSES
                       ACQUISITION OF SIRIUS LABORATORIES

              Strengthens DUSA's Position in the Dermatology Market

                    Conference Call Scheduled for 8:45 a.m.
                   Wednesday, March 15th - see details below

WILMINGTON, MA - MARCH 14, 2006 - DUSA Pharmaceuticals, Inc.(R) (NASDAQ NMS:
DUSA), developer and marketer of Levulan(R) photodynamic therapy (PDT) for the treatment of dermatologic conditions, announced today that it has closed the acquisition by merger of Sirius Laboratories Inc. of Vernon Hills, Illinois ("Sirius") into a wholly-owned subsidiary of DUSA which will be called Sirius Laboratories, Inc. DUSA is paying $8 million of cash, less certain expenses, and $14 million, represented by 1,973,393 shares of DUSA's common stock as of the closing on March 10, 2006, to the Sirius shareholders. Sirius shareholders may also receive potential future payments of up to $5 million in cash and/or common stock, based on a combination of new product approvals or launches, and achievement of certain pre-determined total cumulative sales milestones for Sirius products. An additional $3 million, represented by 422,892 shares of DUSA's common stock, is being held in escrow for up to two years subject to certain indemnification provisions of the merger agreement.

DUSA is also pleased to announce that Neal Penneys, MD, PhD, a shareholder and former director of Sirius, has been elected to the DUSA Board of Directors. Dr. Penneys is a highly respected dermatopathologist with extensive business and FDA experience.

The former Sirius was a privately-held dermatology specialty pharmaceutical company, founded in 2000, with a primary focus on the treatment of acne vulgaris and acne rosacea. Products include Nicomide(R), a patented oral nicotinamide-based product for patients with acne and rosacea; Nicomide-T(R) cream and gel, topical nicotinamide-based products; and the Avar(R) family of sodium sulfacetamide-based products for acne. Sirius is also developing pipeline products targeted to unmet market needs in the acne and rosacea markets. Sirius sales totaled approximately $10 million in 2005, with net profit of approximately $1 million.

Bob Doman, DUSA's President and COO, stated "The acquisition supports our goal of expanding our product portfolio while strengthening DUSA's position as a leader in PDT for dermatology. It also provides significant cross marketing and cross selling opportunities for the newly expanded sales team, which is expected to total approximately 34 sales professionals. Going forward, the sales team will be focusing primarily on expanding sales of the Levulan(R) Kerastick(R), the BLU-U(R), and Nicomide, as well as new pipeline products as they are launched to the market. As a result of its due diligence efforts, DUSA will be working with the supplier of the AVAR(R) line of products to address certain manufacturing concerns that were identified. There is a risk that inventory of some of these products could become in short supply while such concerns are being addressed."

Dr. Geoffrey Shulman, DUSA Chairman and CEO, stated, "We are delighted to have completed this highly synergistic acquisition, and welcome the Sirius team to DUSA. We believe that Sirius' innovative products, which we expect to generate immediate positive operating cash flow, and pipeline, provide an excellent complement to DUSA's Levulan PDT technology platform, while diversifying and nearly doubling our 2005 revenues, and adding to our already significant growth potential. Overall, we believe that the combination of Sirius and DUSA is a major step forward in DUSA's plan to become a leading provider of innovative dermatological therapies."

The securities to be issued by DUSA in the transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. While certain of the DUSA shares are subject to lock-up provisions for a period of time, DUSA has agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission following the closing for purposes of registering the resale of the common stock issued in the transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the offer to buy or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or in which there is no applicable exemption from such registration or qualification requirements. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an applicable exemption therefrom.

ABOUT DUSA PHARMACEUTICALS
DUSA Pharmaceuticals, Inc. is a biopharmaceutical company that has been engaged primarily in the development and/or marketing of Levulan(R) Photodynamic Therapy
(PDT) for multiple medical indications, with its primary focus on dermatology. PDT utilizes light-activated compounds such as Levulan(R) to induce a therapeutic or detection effect. With the completion of this transaction, DUSA will expand its focus on dermatology. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this report contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the payment of the potential merger consideration if certain milestones are achieved, expected sales force levels and focus on particular products, the intention to work with a third-party manufacturer and the potential for short supply, beliefs concerning the complement of Sirius' products to DUSA, expectations for positive cash flow, DUSA's growth potential, and step towards becoming a leading provider in dermatology. Furthermore, the factors that may cause differing results include marketplace acceptance of the products, product development risks, results of clinical trials, volatility in the stock price, ability to retain sales representatives, reliance on third party manufacturers, regulatory risks, and other risks identified in DUSA's SEC filings from time to time.

For further information contact:
GEOFF SHULMAN, Chairman and CEO
Or SHARI LOVELL, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com

                            CONFERENCE CALL DETAILS:
                    Wednesday, March 15, 8:45 a.m. Eastern
      If calling from the US or Canada use the following toll-free number:
                                  800. 647.4314
                                 PASSWORD - DUSA

                          For International callers use
                                  641.297.7663
                                 PASSWORD - DUSA

           A recorded replay of the call will be available by 1:00 pm
                       North American callers 877.863.0350
                       International callers 858.244.1268

           THE CALL WILL BE ACCESSIBLE ON OUR WEB SITE AFTER 1:00 P.M.
                              www.dusapharma.com.